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                                                                   EXHIBIT 10.41

                        (Confidential Portions Omitted)

                              LICENSING AGREEMENT

AGREEMENT made as of 7/12/00, 2000 between Time Inc. ("Licensor"), a Delaware corporation, with offices at 1271 Avenue of the Americas, New York, New York 10020 for its SPORTS ILLUSTRATED FOR KIDS division ("SIFK") and Bay Area Multimedia ("Licensee"), a corporation with offices at 333 West Santa Clara Street, Suite 930, San Jose, California 95113.

        Licensor and Licensee agree as follows:

1. Definitions.

        (a) Licensed Property

        (i) Trademark(s) and logo SPORTS ILLUSTRATED FOR KIDS (Exhibit A)

        (ii) SIFK Content provided by Licensor

        (b) Products. Interactive games based on football, basketball, baseball, hockey, soccer, golf, tennis, snow skiing, water skiing, bicycle racing and extreme sports, appropriate for children aged 7-17 on the following Platforms (for purposes of this Agreement, "Platform" shall mean the hardware equipment on which Products can be played):

        (i) Handheld: Not more than five (5) original products for Nintendo's Game Boy, Game Boy Color and Game Boy Advanced.

        (ii) Console: Not more than eight (8) original products, exclusive of Ports between Platforms, for Nintendo 64, Nintendo Dolphin, PlayStation, PlayStation 2, Sega Dreamcast and Microsoft x-Box.

        (iii) Personal Computer (via CD-ROM).

2. LICENSE GRANTED. Licensor hereby grants to Licensee a non-exclusive, subject to Section 28(a) of this Agreement, non-transferable and non-assignable sub-license (the "License") to use the Licensed Property solely for the manufacture, advertising, promotion and sale (collectively "Sale") of the Products solely through the Channels of Distribution (defined in Section 4) within the Territory (defined in Section 5) and only during the Term. Licensee has no right to grant sub-licenses of the License. Licensor reserves all rights not expressly conveyed to Licensee hereunder, including, without limitation, the right of Licensor to grant sub-licenses to others to use the Licensed Property in connection with any other uses, services and products.

3. Development and Distribution of Products.



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        (a) Licensee represents and warrants that it is an official licensee of the following manufacturers: Nintendo, Sony, Sega and Microsoft and of the Platforms currently manufactured listed in Section 1. Licensee will use its best efforts to reach agreements with Platform manufacturers so that the Products will be included on the following Platforms: Game Boy Color, Game Boy Advance, Nintendo Dolphin, Microsoft X-Box, Sony Play Station 2 or Sega Dreamcast. The terms of any agreement between Licensee and a Platform manufacturer in connection with the Products shall be subject to the prior written approval of Licensor, which shall not be unreasonably withheld or delayed. If any agreement with a Platform manufacturer includes a period of time during which the Product must be exclusive to a particular Platform, Licensee shall in good faith explore the development of additional versions of said Product for use on other Platforms upon expiration of any period of exclusivity, or, if there is no such exclusive period, as soon as practicable after completing the Product for the initial Platform. Licensee agrees to consult with Licensor on any decisions about whether to create additional versions of a Product. For purposes of this Agreement, a version of a Product developed for any Platform other than the Platform that it is initially developed for shall be referred to as a "Port."

        (b) Licensee shall notify Licensor of the initial Product upon execution of this Agreement. Licensee shall then develop the initial Product and execute the retail launch of the initial Product in accordance with (or if possible more quickly than) the schedule set forth on Exhibit B attached to this Agreement. Additional Products shall be developed and launched in accordance with such schedules as Licensee and Licensor may agree.

        (c) Licensor shall have approval over development of the Products, and specifically shall be consulted for its written approval at the stages set forth below. Licensee shall not proceed to any subsequent stage of development without receiving said approval. Once Licensor provides written approval over a particular stage of development, such approval shall be deemed final for that stage.

-       Concept/Design: Development of game concept and design layout.

- Mid Development: Preliminary visual, audio and game play elements of Products.

-       Alpha: Product completed

-       Beta: Product completed.

-       "Gold Master" Candidate: Final version to be submitted to manufacturer.

- Packaging Materials and Product Marketing Plan: packaging, manuals and any other elements packaged with the Products, as well as marketing plan for specific product to be released.

        For purposes of this Agreement, "Alpha" and "Beta" shall have the following meanings: "Alpha" means one section of the Licensed Product is completed prior to alpha testing by Licensee, with 50% of the features implemented but not tuned or play balanced. "Beta" means that all features intended for the final version have been implemented in the program logic and at least representative data is in use, all features and all content (art, sound animation, etc.) are in place, with all features implemented, tuned and play balanced.



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4. Channels of Distribution. Licensee may sell the Products through all retail channels of trade, including Original Equipment Manufacturers ("OEM's") as defined below (collectively, "Channels of Distribution"), provided, however, that the terms of any arrangement with OEM's shall be subject to Licensor's prior written approval which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Licensee shall not sell Products through Time Warner Channels without Licensor's prior written consent. For purposes of this Agreement, "Time Warner Channels" means sales via SPORTS ILLUSTRATED FOR KIDS and SPORTS ILLUSTRATED magazines, sikids.com and CNNSI.com. "OEM" shall mean a person, firm or entity commonly known as an "original equipment manufacturer" which typically sells integrated microcomputer hardware and software to end users, including without limitation microcomputer manufacturers, manufacturers and distributors of components such as fax boards, sound cards, fixed disk or CD-ROM drives or modems.

5. Territory. United States, Canada, European Union and Japan (the "Territory"), provided that any OEM or co-publishing deals with companies based outside of the United States shall be subject to the prior written approval of Licensor, which shall not be unreasonably withheld or delayed.

6. Language. Any and all languages spoken in the Territory.

7. Term. Four (4) years.

        (a) The "Term" of this Agreement and the License granted hereunder shall commence May 1, 2000 and continue until April 30, 2004 subject to the provisions of Sections 29 and 30.

        (b) Licensee shall have the right to port any previously released Product onto any of the approved Platforms for a period of no more than twenty-four (24) months ("Sell-Off Period") following expiration or termination of this Agreement unless the Agreement has been terminated as a result of a breach by Licensee.

8. Minimum Guarantee; Royalties.

        (a) Guaranteed Minimum Royalty.

        Licensee shall pay a non-refundable guaranteed minimum royalty for the Term (the "Guaranteed Minimum Royalty") in the amount of $[*], payable as follows:

       [*] upon execution of this Agreement;
       [*] on December 15, 2000;
       [*] on June 30, 2001;
       [*] on December 15, 2001; and
       [*] on June 30, 2002.

        (b) Royalties. Licensee shall pay Licensor a royalty ("Royalty") based upon the Gross Wholesale Price (as defined below) for all Products sold as follows:

*Confidential Portions Omitted and Filed Separately with the Commission.


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        (i) Handheld: Two percent (2%) on all Products sold;

        (ii) Other Consoles: On cumulative sales of all Products sold, [*] up to the first [*]; [*] from [*] to [*]; and [*] thereafter;

        (iii) Personal Computers: [*] on all Products sold;

        (iv) Ports: [*] on all Ports of handheld and console Products sold; and

        (v) Products sold via Time Warner Retailers: (A) [*] on Products sold through "bricks and mortar" Time Warner Retailers and (B) [*] on Products sold
(i) through online Time Warner retailers or (ii) to wholesalers or distributors for resale to online Time Warner Retailers. "Time Warner Retailers" means Warner Brothers Stores, The WB Television Network, Warner Brothers Catalogs, Warner Brothers web sites, AOL and its subsidiaries and affiliates, Cartoon Network television station and web site and American Family Publisher catalogs, mailings and web site.

        (c) Provided that Licensor has not breached Sections 10, 18, 22 or 24 no part of the Guaranteed Minimum Royalty shall be refundable or repayable to Licensee under any circumstances.

        (d) Royalties shall be paid by Licensee to Licensor on all Products sold by Licensee, even if not invoiced or billed (such as introductory offers, samples, promotions and the like in excess of commercially reasonable quantities to prospective customers, as well as sales to affiliates, associates or subsidiaries of Licensee), and shall be based upon Licensee's usual Gross Wholesale Price (as defined below) for such Products sold during such period.

        (e) For the Term, Licensee shall pay to Licensor the Guaranteed Minimum Royalty. If, upon termination of this Agreement or expiration of the Term, the total royalties paid by Licensee to Licensor during the period of the Term immediately preceding such termination or expiration is less than the Guaranteed Minimum Royalty for such period, Licensee shall immediately pay an amount equal to such difference to Licensor. Royalty payments made for any year of the Term shall be credited against the Guaranteed Minimum Royalty.

        (f) "Gross Wholesale Price" shall mean Licensee's invoiced billing prices to its customers or distributors less actual discounts and actual returns not exceeding, in any Royalty Period (as defined below), [*] of the Licensee's sales of the Products during such Royalty Period. No other deductions shall be made in computing the Gross Wholesale Price whether for commissions, uncollectible accounts, taxes, fees, assessments, impositions, payments or expenses of any kind. If the billed price to a purchaser for any Product is less than the usual Gross Wholesale Price charged by the Licensee for such Products in the ordinary course of its

*Confidential Portions Omitted and Filed Separately with the Commission.


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normal business, the calculation of the Royalty due to Licensor for such sale shall be based upon the Licensee's usual Gross Wholesale Price.

        (g) All Royalties due to Licensor shall accrue upon the sale of the Products, regardless of the time of collection by the Licensee. A Product shall be considered "sold" hereunder as of the date on which such Product is billed, invoiced, shipped, or paid for, whichever event occurs first. If any Products are consigned to a distributor by the Licensee, the Products shall be considered "sold" hereunder upon the date on which such distributor bills, invoices, ships or receives payment for any of the Products, whichever event occurs first. Royalties payable by the Licensee on sales of the Product made in violation of any of the provisions of this Agreement shall not be taken into consideration in calculating whether the Licensee has met any Guaranteed Minimum Royalty.

        (h) If the Licensee proposes to sell any Product at a price which is less than [*] above the Licensee's manufactured cost of such Product, the Licensee shall so notify Licensor in writing, and the parties agree to negotiate in good faith with regard to a percentage royalty to be payable by the Licensee with respect to such sale higher than the Royalty and until such agreement is reached Licensee shall not sell any Product at a price which is less than [*] above the Licensee's manufactured cost of such Product.

        (i) There shall be no deduction from the Royalties owed to Licensor for uncollectible amounts, or for taxes, fees, assessments, or other expenses of any kind which may be incurred or paid by the Licensee in connection with: (i) Royalty payments to Licensor; (ii) the manufacture, sale, distribution or advertising of the Products in the Territory; or (iii) the transfer of funds or Royalties or the conversion of any currency into United States Dollars.

        (j) (i) All payments to be made to Licensor by Licensee hereunder shall be payable in United States Dollars.

            (ii) Licensee shall use its commercially reasonable efforts to provide that all amounts payable hereunder are paid gross to Licensor without deduction of any withholding taxes and shall take all reasonable and necessary steps to obtain requisite consent from all applicable taxing authorities to do so. In the event the laws of the Territory require that Licensee deduct income or remittance taxes from any payment to Licensor hereunder, Licensee shall inform Licensor in writing of such requirement at least thirty (30) days prior to the due date for any such payment and shall cooperate fully in securing the necessary governmental approvals to attempt to obviate the need for any such deduction.

            (iii) In the event that Licensee is required to impose withholding taxes assessed against Licensor, Licensee shall furnish Licensor, after imposition of any such withholding taxes, with a receipt for such withholding tax payment in the appropriate form for Licensor's claim for foreign tax credit under the United States Internal Revenue Code. In addition, the Licensee shall provide to Licensor at Licensor's expense any forms that are necessary to obtain relief from withholding (or any other) taxes under any income tax treaty.

*Confidential Portions Omitted and Filed Separately with the Commission.


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9. STATEMENTS AND PAYMENTS.

        (a) Licensee shall furnish to Licensor within forty-five (45) days after the end of each calendar quarter (the "Royalty Period") true and complete statements, certified as to accuracy by a senior officer of Licensee, which set forth the following with respect to each Product distributed and sold by Licensee during such Royalty Period: the (i) number of units; (ii) country in which manufactured, sold and/or to which shipped; (iii) Description (as defined below) of the Products; (iv) gross sales price; (v) itemized deductions from gross sales price; and (vi) Gross Wholesale Price together with any returns made during the preceding calendar quarter. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time through the date that is one year after the last date of any Sell-Off Period for the Product in question, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be corrected and the appropriate payments shall promptly be made by Licensee. Statements shall be furnished to Licensor whether or not any Products have been sold and whether or not Royalties have been earned during the Royalty Period. If the Territory includes more than a single country, the statement shall be broken down by country and all sales shall be stated in the currency of the country where they were made and shall also include the United States currency equivalent of each local currency figure in such statement and the exchange rate applied. The amount due Licensor for such Royalty Period shall be paid simultaneously with the submission of such statements. In no event shall the amount credited for returns during any Royalty Period exceed the Licensee's Royalty obligation for such Royalty Period or be used as a credit against past Royalty obligations of the Licensee.

        (b) Upon demand of Licensor, Licensee shall at its own expense, but not more than once in any twelve (12) month period, furnish to Licensor a detailed statement by an independent certified public accountant acceptable to Licensor showing the (i) number of units of the Product distributed and sold in such period; (ii) country in which manufactured, sold and/or shipped; (iii) Description (as defined below) of the Products (including each separate type, style and kind of Product); (iv) gross sales price; and (v) itemized deductions from gross sales price and Gross Wholesale Price of the Products covered by this Agreement distributed and/or sold by Licensee, including information as to discounts given and actual returns credited and any other information Licensor may request from time to time, up to and including the date upon which Licensor has made such demand. "Description" shall mean a detailed description of the Products, including the uses of the Trademark thereon or on any related packaging and/or wrapping material.

        (c) All statements required hereunder and all amounts payable to Licensor shall be sent to: Sports Illustrated For Kids 135 West 50th Street, New York, New York 10020 with copies of statements to Time Inc., General Counsel at the same address. Licensor reserves the right to at any time change its designation of the recipient of statements and payments upon written notice thereof to Licensee.

        (d) Licensee understands and agrees that time is of the essence with respect to all payments to be made hereunder by Licensee. Any payments which are made to Licensor hereunder after the due date required therefore shall bear interest at the then current prime rate



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plus two percent (2%) from the date such payments are due to the date of payment. The preceding provision shall also apply to any amounts found to be unpaid following an examination of Licensee's books and records. Licensor's right hereunder to interest on late payments shall not preclude Licensor from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee's failure to make timely remittances.

        (e) Licensee hereby grants to Licensor a lien and security interest in Licensee's inventory, contract rights and accounts receivable, and all proceeds thereof, with respect to the Products only. Licensor agrees to execute all documentation as Licensor may require in connection with perfecting such security interests.

        (f) Licensee shall promptly advise Licensor in writing if Licensee shall be prohibited or restricted from making payment of any amount to Licensor when due and payable hereunder because of any legal or currency restriction within the Territory. Licensor may then direct Licensee to deposit such amount to the credit of Licensor in a bank designated by Licensor in the Territory or to pay such amount promptly to Licensor's designee.

10. Right of First Offer.

        (a) The License granted to License hereunder is non-exclusive. However, Licensee shall have the right of first offer to create and distribute Products using the Licensed Property during the Term of this Agreement, provided that at all times during the Term, Licensee (i) makes timely payments pursuant to Sections 8 and 9; (ii) meets development and retail distribution timelines pursuant to Section 3 and Exhibit B, provided that for purposes of this Section 10, if Licensee misses a deadline by no more than five (5) business days it shall be deemed to have met the deadline; (iii) fulfills the advertising commitment pursuant to Section 11 and Exhibit C, and (iv) is not in breach of any material term of this Agreement.

        (b) If at any time during the Term, Licensor wishes to develop or explore the development of a product not included in Section 1 above ("New Product"), Licensor shall give Licensee written notice of its intentions. If Licensee is interested in being the developer of the New Product, Licensee shall inform Licensor of its interest in writing, within ten (10) business days of receipt of Licensor's inquiry. Provided that the pre conditions set forth in Subsection 10(a) above are met the parties shall then negotiate in good faith for ninety (90) days to arrive at mutually agreeable terms and conditions for development of the New Product. If the parties cannot agree on acceptable terms and conditions, or if Licensee is not interested in developing the New Product, Licensor may contract with other Licensees without any further obligation to Licensee for the development of the New Products; provided that Licensor shall not offer the New Product to any such third party on terms any different than Licensor's last offer to Licensee. If Licensee offers different terms, then the right of first offer procedure in this Section 10(b) shall be triggered again, and Licensor shall so notify Licensee.



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11. Advertising, Marketing Requirements.

        (a) Licensee, if so directed by Licensor, will use creative resources which are chosen by Licensor to assist Licensee in the creation of all promotional, advertising and packaging designs related to the Products to ensure that the Products as well as the overall marketing and presentation of the Products by Licensee are consistent with the image portrayed by the Licensed Property. The costs and fees related to the use of the selected creative resources shall be paid by; Licensee; provided that if Licensor selects creative resources whose fees and expenses exceed those of the creative resources chosen by Licensee, then Licensor shall be responsible for one-half of such excess (which may be deducted from the Royalties).

        (b) Licensee shall not disclose to third parties any confidential or proprietary information disclosed by Licensor in accordance with Subsection 11(a) above, which restriction shall survive the termination of this Agreement.

        (c) Provided Licensor does not breach this Agreement, Licensee agrees to spend no less than [*] during the Term on advertising in Licensor's media, SPORTS ILLUSTRATED FOR KIDS magazine and sikids.com, of which at least [*] shall be for advertising specifically for the Products. The advertising commitment shall be according to the schedule set forth on Exhibit C hereto; provided that if Licensee (i) does not place ads to meet the advertisement commitment in a particular calendar year, Licensee shall nevertheless pay the cash amount of such commitment and Licensor will grant Licensee a credit in such amount for a future ad which must be placed within twelve (12) months of the calendar quarter in which such advertising commitment short fall shall have occurred, and/or, provided a minimum of fifty percent (50%) of the quarterly advertising commitment has been placed in calendar years 2002, 2003 and 2004 only, eighteen
(18) months of the calendar quarter in which such advertising commitment short fall shall have occurred in or it will be forfeited; or (ii) exceeds the advertising commitment in a particular fiscal year, such excess shall be deducted from the next fiscal year's commitment.

        (d) Notwithstanding anything to the contrary in Section 11(c) above, Licensee shall not be required to comply with the [*] minimum advertising commitment or the aggregate [*] commitment if SPORTS ILLUSTRATED FOR KIDS Magazine ceases to operate or materially reduces its operations, which shall be defined as (i) publishing fewer than nine (9) issues per calendar year, or (ii) if the rate base falls below 750,000. In such event, Licensor and Licensee shall negotiate in good faith to modify the balance of such advertising commitment not yet spent, and no advertising shall be required until the parties do agree on such modification.

12. Marketing Plan and Marketing Date.

        (a) Licensee shall prepare a brief annual marketing plan for the succeeding calendar year to present to and discuss with Licensor at such regular time as both parties agree but in any event no later than August 31st of each year of the Term of this Agreement. Each such marketing plan shall summarize market information relevant to the period to which it relates and should



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* Confidential Portions Omitted and Filed Separately with the Commission.

include, but need not be limited to the following information: (i) a description of the Products to be sold and developed, together with proposals for categories and designs of new proposed Products; (ii) a list of customer accounts; including actual and projected sales (iii) a review of Licensee's market including any trends and/or sales competitive developments which affect the sale of the Products; (iv) estimated wholesale and retail price points for each of the Products; (v) anticipated volume expected to be sold of the Products; (vi) proposals for the interpretation of the brand image of the Licensed Property in terms of advertising concepts, points of sale and promotional and sale materials; (vii) proposed promotional activities and expenditures for the Products; (viii) a calendar or market schedule which specifies the dates of which annual markets in which the Products are shown to the trade; and (iv) sell-in and sell-through information by account [description tk from BAM].

        (b) The Marketing Date of the first Product shall be December 31, 2001.

13. Legal Notice. Until such time as Licensor otherwise notifies Licensee, notices shall be in the following form:

        SPORTS ILLUSTRATED FOR KIDS is a registered trademark of Time Inc. Used Under License.

14. Miscellaneous.

        (a) Licensee shall provide Licensor with twelve (12) samples of each of the Products at no cost to Licensor.

        (b) Licensee shall sell to Licensor, if it so requests, additional quantities of each of the Products not to exceed one hundred (100) at Licensee's direct cost to manufacture, for Licensor's use in premiums and promotions.

        (c) Licensee shall sell to Licensor, if it so requests, additional quantities of the Products for direct marketing and direct response channels of distribution, for sale through the Time Warner Channels (excluding AOL) at prices and in quantities to be mutually agreed upon.

        (d) During the Term of this Agreement, Licensee agrees that it will not, without first complying with this Section 14(d), manufacture, produce, distribute or sell interactive games bearing the name and/or mark of the following competitive media: ESPN, Fox Sports, INSIDE SPORTS, SPORT, Disney and Nickelodeon magazines (collectively, the "Competitors") within the Territory which will compete with the Products. Provided that Licensor is not in default of this Agreement, if at any time during the Term the Licensee wishes to develop a product or a New Product for a Competitor, Licensee shall give Licensor written notice of the same. If Licensor and/or SPORTS ILLUSTRATED, a division of Time Inc., ("SI") is interested in such product for such Competitor, Licensor or SI as applicable shall so notify Licensee within ten (10) business days after receipt of such notice. Licensee and Licensor or SI, as applicable shall then have up to ninety (90) days to execute and deliver a definitive license agreement. If the parties fail to do so, or if Licensor or SI declines to pursue the product for such Competitor,



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Licensee shall then immediately be free to negotiate with and enter into a definitive agreement with any such Competitor without any obligation to Licensor or SI whatsoever; provided that Licensee shall not offer the product to such Competitor on terms any different than the terms last offered to Licensor or SI. If such terms are different, then the right of first offer shall be triggered again.

15. Ownership of Rights.

        (a) As between Licensor and Licensee, all right, title and interest in the Licensed Property, including without limitation, the Trademark and any SIFK Content provided by Licensor are reserved by Licensor for use except for the rights specifically licensed to Licensee hereunder. Licensor acknowledges and agrees that as between Licensor and Licensee, Licensee owns all right, title and interest in the Products except for the Licensed Property. Notwithstanding the foregoing, Licensee agrees that is shall not re-market a Product that is identical to a Product containing the Licensed Property for itself, for an affiliate or for any third party until one year after the last date of any Sell-Off Period for such Product containing the Licensed Property. Nothing in this Section 15(a) shall be construed to prevent Licensee from marketing for itself or a third party any product item or category (e.g., football, hockey, etc.) which was not actually developed, marketed and sold as a Product with the Licensed Property.

        (b) No license other than for Sale of the Products in the Territory is being granted hereunder, and Licensor reserves for use as it may determine all other rights of any kind. Licensee recognizes that Licensor has already entered into license agreements with the persons listed on Exhibit E with respect to the Licensed Property for products which fall into the same general product category as one or more of the Products, and which may be similar or identical to one or more of the Products in terms of manufacture, design, appearance and the like. Licensee hereby expressly concedes that the existence of such licenses do not constitute a breach of this Agreement by Licensor.

        (c) Licensee shall not use Licensor's name or the Licensed Property other than as permitted hereunder and, in particular, shall not incorporate Licensor's name or the Licensed Property in Licensee's corporate or business name in any manner whatsoever. Licensee will in no way represent that it has any right, title or interest in the Licensed Property other than those expressly licensed to Licensee hereunder. Licensee will not use or authorize the use, either during or after the Term, of any configuration, trademark, service mark, trade name, domain name or other designation confusingly similar to Licensor's name or the Licensed Property.

16. NOTICES. All notices to be given under this Agreement shall be in writing and shall be delivered to the party to whom the notice is given (i) by hand or courier, (ii) by certified or registered mail, postage prepaid, or (ii) by facsimile (with a copy as provided in (i) or (ii) above) at the address or facsimile number given below or to such other address or facsimile number as may be advised by prior notice in writing to the other party from time to time.

                If to Licensor:



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                Time Inc.
                1271 Avenue of the Americas
                New York, New York 10020
                Attention: General Counsel

                with a copy to:

                SPORTS ILLUSTRATED FOR KIDS

                135 West 50th Street
                New York, New York 10020
                Attention: Publishing Director

                If to Licensee:

                Bay Area Multimedia
                333 West Santa Clara Street, Suite 950
                San Jose, California 95113
                Attn: Raymond C. Musci, President

                with a copy to:

                Doty Sundheim & Gilmore
                260 Sheridan Avenue, Suite 200
                Palo Alto, CA 94306
                Attn: George M. Sundheim, III

17. BOOKS AND RECORDS.

        (a) Licensee shall keep, maintain and preserve (in Licensee's principal place of business) for at least two (2) years following the expiration of the Term or other termination of this Agreement, complete and accurate records of accounts relating to the sale of the Products including, without limitation, purchase orders, inventory records, invoices, correspondence, banking and financial and other records pertaining to the various items required to be submitted by Licensee to Licensor hereunder as well as those records relating to Licensee's compliance with applicable regulations and law. Such records and accounts shall be available for inspection and audit by Licensor at any time or times during or after the Term during reasonable business hours and upon reasonable notice by Licensor or its designee. Licensee agrees not to cause or permit any interference with Licensor or the designees of Licensor in the performance of their duties during such inspection or audit. During such inspections and audits, Licensor shall have the right to take extracts and/or make copies of Licensee's records relating to matters relating to this Agreement. If any underpayment is greater than [*] of the amount payable by Licensee to Licensor for any Royalty Period, the Licensee shall reimburse Licensor for the costs and expenses of such audit. If any country in which the audit is to take place prohibits Licensor or its duly authorized representative from conducting such examination the examination shall be conducted by such person or party designated by Licensor as is permitted under the law of such

*Confidential Portions Omitted and Filed Separately with the Commission.


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country.

        (b) The exercise by Licensor at any time of the right to audit Licensee's records and accounts or of any other right herein granted, or the acceptance by Licensor of any statement or statements or the receipt and/or deposit by Licensor of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and such acceptance, receipt and/or deposit shall not preclude or prevent Licensor from thereafter disputing the accuracy of any such statement or sufficiency of any such payment.

18. APPROVALS AND QUALITY CONTROLS.

        (a) Licensee agrees to strictly comply and maintain compliance with the quality standards, specifications and rights of approval of Licensor, in respect to any and all usage of the Licensed Property on or in relation to the Products, including, but not limited to, all wrapping, labeling materials, catalogs, trade advertisements, flyers, sales sheets, labels, package inserts, hangtags and displays (the "Promotional and Packaging Material"), throughout the Term.

        (b) The quality of the Products and the Promotional and Packaging Material shall be at least as high as the best quality of similar products and promotional, advertising and packaging material shipped, distributed, sold or used by Licensee in the Territory as of the date of this Agreement and shall be in full conformance with all applicable laws and regulations. The Licensee also hereby covenants to the Licensor that the Products will be of good quality in design, material, and workmanship that no injurious, deleterious, or toxic substances will be used in or on the Products; and that the Products will not cause harm when used as instructed and with ordinary care for.

        (c) No Products nor any Promotional and Packaging Material shall be manufactured, sold, distributed or promoted by Licensee until all material elements of same (including placement of legal notices) have been approved in writing by Licensor on the Quality Review Form annexed hereto as Exhibit D to be submitted pursuant to subsection (d). Licensor shall have a period of ten (10) business days from receipt of each such material element in which to approve or disapprove such element. In the event Licensor fails to notify Licensee of approval or disapproval within such ten (10) day period, Licensee shall then send Licensor a second notice. Licensor shall approve or disapprove the second notice within five (5) business days after receipt thereof. If Licensor fails to timely respond, then such material element submitted shall be deemed approved. Licensee shall not proceed beyond any stage where approval is required without first securing such approval. Licensee shall use the Quality Review Form in connection with all submissions. Licensee's failure to adhere to the aforesaid approval requirements shall constitute a material breach of this Agreement. No such approval by Licensor shall act to waive, diminish or negate Licensee's indemnification to Licensor hereunder.

        (d) Except as otherwise specified herein, any approval or disapproval of Licensor required hereunder shall be in Licensor's sole discretion. In the event of disapproval, all reasons therefor shall be given in writing on the Quality Review Form together with suggested changes for obtaining approval. If any unapproved Products are being sold, Licensor may, together with other remedies available to it including, but not limited to, immediate termination of this Agreement, require such Products to be immediately withdrawn from the market and to be destroyed, such destruction to be attested to in a certificate signed by a senior officer of Licensee.

        (e) Any modification of a Product must be submitted in advance for Licensor's prior written approval as if it were a new Product. Approval of a Product which uses particular artwork does not imply approval of such artwork for use with a different Product.

        (f) Products must conform in all material respects to the final production samples approved by Licensor. If, in Licensor's reasonable judgment, the quality of a Product originally approved has deteriorated in later production runs, or if a Product has otherwise been altered, Licensor may, in addition to other remedies available to it, require that such Product be immediately withdrawn from the market and destroyed.

        (g) Licensee shall, upon Licensor's reasonable request and reasonable notice, permit Licensor to inspect Licensee's manufacturing operations, testing and payroll records (including those operations and records of any supplier or manufacturer approved by Licensor pursuant to the terms hereof) with respect to the Products.

        (h) If any changes or modifications are required to be made to any material submitted to Licensor for its written approval in order to ensure compliance with Licensor's specifications or the quality standards provided for in this Agreement, Licensee agrees promptly to make such changes or modifications.

        (i) Subsequent to final approval, no fewer than two (2) production samples of each Product should be sent to Licensor simultaneously upon distribution to the public. In addition, Licensee shall annually provide Licensor with two (2) catalogs which display all of Licensee's products.

        (j) Licensee agrees not to use the Trademark (or any component thereof) on any business sign, business cards, stationery or forms, or as part of the name of Licensee's business or any division thereof or in any marketing or promotional materials of Licensee.

        (k) Licensee shall use its best efforts to notify its customers of the requirement that Licensor has the right to approve all promotional, display and advertising material pursuant to this Agreement.

        (1) Licensor's approval of Products (including without limitation, the Products themselves as well as Promotional and Packaging Materials) shall in no way constitute or be construed as an approval by Licensor of Licensee's use of any trademark, copyright and/or other proprietary materials not owned by Licensor.

        (m) All Products and all Promotional and Packaging Materials shall contain permanently affixed, non-removable appropriate legends, markings and notices as required from time to time by Licensor, to give appropriate notice to the public of Licensor's or other's rights therein. Unless otherwise expressly approved in writing by Licensor or until such time as Licensor advises Licensee otherwise, each usage of the Trademark shall be followed by either the TM or the R trademark notice symbol or the word "Trademark" as appropriate, and initially the notices and legends as set forth in Section 13 of the Agreement shall appear at least once on each Product and on each piece of Promotional and Packaging Material.

        (n) Without first obtaining Licensor's prior written approval Licensee shall use no markings, legends or notices on or in association with the Products or Promotional and Packaging Material other than the above specified legend and such other markings, legends and notices as may from time to time be required by Licensor. Licensee hereby covenants that it will not at any time without Licensor's prior written consent amend, revise, develop, or vary all or any part of the Licensed Property.

        (o) Licensor may from time to time during the Term require that Licensee submit to Licensor, at no cost to Licensor, up to six additional sets of Production Samples of each Product and Promotional and Packaging Material as reasonably requested by Licensor to enable Licensor to review continued compliance by Licensee with the requirements of this Agreement.

        (p) if the quality standards or trademark usage and notice requirements set forth herein are not met or maintained throughout the Term, then, upon receipt of written notice from Licensor, Licensee shall immediately discontinue all Sales, distribution or other activity with respect to the non-conforming Products or Promotional and Packaging Material.

19. ARTWORK.

        (a) The Trademark shall be displayed or used only in such form and in such manner as has been specifically approved in writing by Licensor in advance and Licensee undertakes to assure usage of the Trademark solely as approved hereunder. Licensee further agrees and acknowledges that any and all artwork created, utilized, approved and/or authorized for use hereunder by Licensor in connection with the Products or which otherwise features or includes the Trademark shall be owned exclusively in its entirety by Licensor.

        (b) Licensee acknowledges that, as between Licensor and Licensee, the Trademark and any artwork which includes the Trademark and is used in the sale of a Product, and all depictions, expressions and derivations thereof, and all copyrights, and other proprietary rights therein are owned exclusively by Licensor, and Licensee shall have no interest in or claim thereto, except for the limited right to use the same pursuant to this Agreement. Nothing in this
Section 19(b) shall be construed to prevent Licensee from using any Artwork that has not actually been used in the sale of a Product under this Agreement, provided that the Trademark has been removed from such Artwork.

        (c) Licensee hereby represents and warrants that any and all work created by Licensee under this Agreement apart from the materials provided to Licensee by Licensor is and shall be wholly original with or fully cleared by Licensee and shall not copy or otherwise infringe the rights of any third parties, and Licensee hereby indemnifies Licensor and will hold Licensor fully harmless from any claim of infringement or otherwise involving Licensee's performance hereunder. At the request of Licensor, Licensee shall execute such form(s) of assignment of copyright or other papers as Licensor may reasonably request in order to confirm and vest in Licensor the rights in the properties as provided for herein. If any third party makes or has made any contribution to the creation of the artwork authorized for use hereunder, Licensee agrees to obtain from such party, prior to commencing work, a full confirmation and assignment of rights so that the foregoing rights shall vest fully in Licensor ensuring that all rights in the artwork arise in and are assigned to the Licensee. Licensee assumes all responsibility for such third parties and agrees that Licensee shall bear any and all risks arising out of or relating to the performance of services by them and to the fulfillment of their obligations.

        (d) Upon expiration of the Term or termination of this Agreement for any reason, or upon demand by Licensor at any time, Licensee shall promptly destroy all materials which include the Trademark, whether finished or not, including drawings, drafts, sketches, illustrations, screens, data, digital files and information, copies or other items, information or things created in the course of preparing the Products and the Packaging and Promotional Material and all materials provided to Licensee by Licensor hereunder, and shall confirm to Licensor in writing that Licensee has done so.

20. GOODWILL AND PROMOTIONAL VALUE.

        (a) Licensee acknowledges Licensor's ownership of the Licensed Property and that all rights accruing from its use of the Licensed Property shall inure to the benefit of Licensor. All rights in the Licensed Property, other than those specifically granted to Licensee herein, are reserved to Licensor, Licensee shall not use the Licensed Property except in the manner authorized by this Agreement. Licensee shall not contest Licensor's title to, or the validity of the Licensed Property, or the validity of the license granted herein, during the Term of this Agreement or thereafter. Licensee shall execute any documents necessary to acknowledge such rights in Licensor.

        (b) Licensee's use of the Licensed Property shall inure to the benefit of Licensor and Licensee shall not, at any time, acquire any rights in the Licensed Property by virtue of such use.

        (c) Licensee acknowledges that: (i) Licensor is entering into this Agreement not only in consideration of the Royalties to be paid hereunder but also for the promotional value to be secured by Licensor for the Licensed Property as a result of the Sale of the Products by Licensee; and (ii) its failure to manufacture, sell, advertise or promote the Products in accordance with the provisions of this Agreement or to fulfill any of Licensee's other obligations hereunder will result in immediate and irreparable injury to Licensor, and Licensor will have no adequate remedy at law. Therefore, Licensor, in addition to all other remedies it may have, shall be entitled to injunctive relief against any such breach.

        (d) Licensee shall not at any time apply for copyright, trademark or patent protection nor file any document with any governmental authority nor take any other action which could affect Licensor's rights in the Licensed Property.

21. INFRINGEMENTS.

        (a) Licensee shall assist Licensor in the enforcement of any rights of Licensor in the Licensed Property. Licensee shall promptly notify Licensor in writing of any infringements or imitations by third parties of the Licensed Property, the Products or the Promotional and Packaging Material which may come to the Licensee's attention. Licensor shall have sole right to determine whether or not any action shall be taken on account of any such infringement or imitation. Licensee shall not contact the third party, nor make any demands or claims, nor institute any suit nor take any other action on account of such infringements or imitations without first obtaining the prior written permission of the General Counsel of Time Inc. Licensor may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto, and Licensor shall pay all costs and expenses of such claims or suits.

        (b) With respect to all claims and suits, including suits in which Licensee is joined as a party, Licensor shall have the sole right to employ counsel of its choice and to control the litigation and any settlement thereof. Licensor shall be entitled to receive all amounts awarded as damages, profits, settlement or otherwise in connection with such suits.

22. INDEMNIFICATION BY LICENSOR.

        Licensor shall indemnify, defend and hold harmless Licensee and its affiliates and their respective officers, directors, employees, agents, and representatives from and against any loss, liability, damages, cost, claim, penalty, interest or expense (including attorneys' fees and costs) arising out of or relating to or in connection with any claims or suits which may be brought or made against Licensee: (i) by reason of a breach, or allegation which if true would constitute a breach, by Licensor of the covenants or representations and warranties set forth in this Agreement, or (ii) based solely on the use of the Licensed Property by the Licensee as authorized in this Agreement only for each country of the Territory in which Licensor has secured trademark registrations in the Trademark for the Product provided that Licensee shall give prompt written notice, and full cooperation and assistance to Licensor relative to any such claim or suit and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought. Licensee shall not, however, be entitled to recover for lost profits or consequential damages. Licensee shall cooperate fully in all respects with Licensor in the conduct and defense of said suit and/or proceedings related thereto.

23. INDEMNIFICATION BY LICENSEE AND INSURANCE.

        (a) During the Term and continuing after the expiration thereof or other termination of this Agreement, Licensee shall indemnify Licensor and its affiliates and shall hold it and them harmless from any loss, liability, damages, cost or expense, arising out of or relating to any claims or suits which may be brought or made against Licensee by reason of: (i) any breach, or allegation which if true would constitute a breach, of Licensee's representations and warranties made herein or its covenants or other undertakings made hereunder; (ii) any unauthorized use by Licensee of the Licensed Property; (iii) any use of any name, likeness, trademark, copyright, design, patent, process, method or device, except for those uses of the Licensed Property that are specifically approved by Licensor pursuant to the terms of this Agreement; (iv) Licensee's design, manufacture, distribution, shipment, advertising, promotion or sale of the Products or the Promotional and Packaging Material; (v) Licensee's non-compliance with any applicable federal, state or local laws or with any other applicable regulations; and (vi) any alleged defects and/or inherent dangers (whether obvious or hidden) in the Products or the use thereof.

        (b) Licensee shall obtain and maintain insurance in full force and effect, covering any claims arising out of or based upon the activities contemplated under this agreement (and the sublicensing thereof), including (i) a Media Errors and Omissions Insurance Policy with limits of no less than one million dollars ($1,000,000) for each wrongful act or series of related wrongful acts, including but not limited to coverage for trademark/copyright infringement; any form of defamation or disparagement; invasion of privacy; unauthorized use or misappropriation of names, trade dress, service mark, etc.; violation of Droit Moral; contractual liability covering liability assumed under this agreement; and bodily injury and property damage if arising in connection with other perils insured under the policy, and (ii) a Commercial General Liability Insurance Policy (on an occurrence form), including Blanket Contractual Liability covering liability assumed under this agreement, with limits of no less than one million dollars ($1,000,000) per occurrence, and three million dollars ($3,000,000) general aggregate. Both policies shall be endorsed to include Licensor, its corporate parent, and their respective officers, directors, and employees as additional insured parties.

        (c) Prior to commencing work under this Agreement, Licensee shall provide Licensor with copies of the policies of insurance or, at Licensor's sole option, certificates of insurance evidencing compliance with the foregoing requirements, accompanied by copies of the required additional insured endorsements. All certificates of insurance shall specify that the insurer shall give Licensor an unqualified (30) day's advance written notice prior to any cancellation of the policy (except in the event of non-payment of premium, in which case ten (10) day's notice shall be given).

        (d) All coverage required hereunder shall be written by insurers with an A.M. Best's rating of A- (VIII) or better (or equivalent), and shall be kept in full force and effect for the term of this Agreement plus an additional, uninterrupted period of three (3) years commencing at the end of the term, and shall include deductibles reasonably acceptable to Licensor unless specified elsewhere herein. All coverage shall be written on a worldwide basis, covering claims made in the U.S. or in any other jurisdiction where the products may be licensed or exploited. Certificates of Insurance evidencing renewal of the required coverage shall be provided within ten (10) days of the expiration of any policy at any time during the period such policy is required to be maintained by Licensee hereunder. Any failure to comply with this requirement shall constitute a material breach of this Agreement.

24. REPRESENTATIONS AND WARRANTIES OF LICENSOR.

        Licensor represents and warrants to Licensee that:

        (a) It is authorized to sub-license the Trademark for use in connection with the Products in the Territory;

        (b) Licensor is the owner of the Trademark and has registered the SPORTS ILLUSTRATED FOR KIDS Trademark for magazines in the U.S. and has a registration pending for the Trademark for computer game software in the U.S.; which mark does not infringe upon or violate the rights of any third party;

        (c) Licensor is the owner of any SIFK Content provided to Licensee for incorporation into the Products and such SIFK Content does not infringe upon or violate the rights of any third party; and

        (d) The entering into of this Agreement by Licensor does not violate any agreement, rights or obligations of any person or entity.

25. COVENANTS OF LICENSEE.

        Licensee covenants to Licensor that, during the Term and thereafter:

        (a) It will not attack the title of Licensor (or third parties that have granted rights to Licensor) in and to the Licensed Property or any copyright pertaining thereto, nor will it attack the validity of the License granted hereunder;

        (b) It will not harm, misuse or bring into disrepute the Licensed Property, but on the contrary, will maintain the value and reputation thereof to the best of its ability;

        (c) It will not create any expenses chargeable to Licensor without the prior written approval of Licensor in each and every instance. It will not cause or allow any liens or encumbrances to be placed against, or grant any security interest (except to Licensor as provided hereunder) in the Licensed Property without Licensor's prior written consent;

        (d) It will protect to the best of its ability its right to manufacture, sell, promote and distribute the Products hereunder;

        (e) Licensee covenants that the Products shall equal or exceed all industry and government standards established in respect of safety and fitness for use. All applicable government standards of the Territory shall apply, whether federal, state or local. Such standards shall include, but not be limited to, the Consumer Product Safety Act and all appropriate sections of the Code of Federal Regulations, and to the extent applicable, the Products shall equal or exceed the standards set forth in the Hazardous Substances Act, the Flammable Fabrics Act, the Child Safety Protection Act and the Toy Manufacturers of America Safety Standards as contained in ASTM F963 and comparable industry standards. Prior to commencing shipment of each Product and on a regular basis thereafter but no less frequently than annually, or as otherwise requested by Licensor, Licensee agrees to provide to Licensor at Licensee's expense a certificate of an approved independent testing laboratory certifying that the Products comply with such standards and regulations. Each certificate that is provided must specifically describe the Products that are covered by the certificate, including the manufacturing source of the Products being tested. Products that are shipped into more than one country must be certified separately with respect to the applicable requirements of each such country. Additional certificates shall be supplied with respect to any design or manufacturing change that may affect the Product's compliance with applicable standards. If there is any disagreement between Licensee and Licensor regarding compliance with safety standards, the Licensor's decision shall be final and Licensee agrees to fully comply with such decision.

        (f) It shall, upon Licensor's request, provide credit information to Licensor including, but not limited to, fiscal year-end financial statements (profit-and-loss statement and balance sheet) and operating statements;

        (g) It will provide Licensor with the date(s) of first use of the Products in interstate and intrastate commerce, where appropriate;

        (h) It will, pursuant to Licensor's instructions, duly take any and all necessary steps to secure execution of all necessary documentation for the recordation of itself as user of the Trademark in any jurisdiction where this is required or where Licensor reasonably requests that such recordation be effected. Licensee further agrees that it will at its own expense cooperate with Licensor in cancellation of any such recordation at the expiration of this Agreement or upon termination of Licensee's right to use the Trademark. Licensee hereby appoints Licensor at its Attorney-in-Fact for such purpose.

        (i) It will not deliver or sell Products outside the Territory or knowingly sell Products to a third party for delivery outside the Territory.

        (j) It will not use any labor that violates any local labor laws, including all wage and hour laws, laws against discrimination and that it will not use prison, slave or child labor in connection with the manufacture of the Products.

        (k) It shall be solely responsible for clearing any and all rights required for the use of any names or likenesses depicted on the Products and all Promotional and Packaging Materials.

26. EXPLOITATION BY LICENSEE.

        (a) Licensee shall commence the Sale of the Products in commercially reasonable quantities in each of the countries within the Territory by the Marketing Date.

        (b) During the Term, Licensee will use commercially reasonable efforts to diligently and continuously distribute, ship, sell, promote and meet the demand for all of the Products in all countries in the Territory.

        (c) Products will be sold, shipped and distributed outright, at a competitive price that does not exceed the price generally and customarily charged the particular purchaser by the Licensee, and not on an approval, consignment, sale or return basis. Licensee will not discriminate against the Products by granting commissions/discounts to salesmen, dealers or distributors in favor of Licensee's other products. Products will only be sold to retail stores and merchants for sale, shipment and distribution direct to the public.

27. PREMIUMS; PROMOTIONS; DIRECT MAIL AND SECONDS.

        (a) Licensor reserves the sole and exclusive right to utilize or license third parties to utilize any Product in connection with any premium, giveaway, promotional arrangement, etc. (collectively referred to as "Promotional Products"), which retained right may be exercised by Licensor concurrently with the rights licensed to the Licensee hereunder. Licensee agrees that it will not use, or knowingly permit the use of, and will exercise due care that its customers likewise will refrain from the use of the Products as a premium, except with the prior written consent of the Licensor.

        (b) Licensee shall not sell, ship, advertise, promote, distribute or use for any purpose whatsoever (or permit anyone else to do so) any Products or Promotional and Packaging Material which are damaged, defective, seconds or otherwise fail to meet the specifications or quality standards or trademark, patent and copyright usage and notice requirements of this Agreement.

28. ASSIGNABILITY AND SUBLICENSING.

        (a) The License granted pursuant to this Agreement is and shall be personal to Licensee and shall not be assigned by any act of Licensee or by operation of law; provided that Licensee may assign this Agreement to a Qualifying Person. For purposes of this Agreement, "Qualifying Person" shall mean: (a) any corporation, partnership limited liability company or other entity in which Raymond Musci (i) owns at least a five percent (5%) equity interest and
(ii) is a member of the senior management or board of directors of such entity; or (b) Licensee following a change in control, provided that items (i) and (ii) above are satisfied. "Change in control" shall mean a person's acquisition of more than 50% of the outstanding shares of Licensee, a person's acquisition of substantially all of the assets of Licensee, or a merger pursuant to which the holders of 50% or more of Licensee's stock immediately before the merger own less than 50% of the company that survives immediately after the merger.

        (b) Licensor shall have the right to assign its rights and obligations under this Agreement without Licensee's approval.

        (c) Licensee may have the Products manufactured by a third party on condition that Licensee: (i) provides Licensor with a list of the names and addresses of each such third party manufacturer; (ii) obtains Licensor's prior approval of each such third party manufacturer which shall not be unreasonably withheld or delayed; and (iii) shall indemnify Licensor against any loss or damage arising as a result of any breach by any third party manufacturer of Licensee's obligations under this Agreement or otherwise arising out of acts or omissions by any third party manufacturer, in derogation of Licensor's rights in and to the Licensed Property.

29. BREACH. The following shall be deemed Material Breaches of this Agreement:

        (a) Breach of any provision of Sections 10, 12(b), 19(c), 22, 23 (excluding 23(f)) 24 or 25, (excluding 25(f)) herein which in any such case (i) is not cured within ten (10) days after notice thereof to Licensee, (ii) if such breach is a breach which by its nature cannot be cured within such ten (10) days, is not cured as soon as reasonably possible, but in all events, within thirty (30) days of such notice; or (iii) occurs more than once in the same manner during any twelve (12) month period.

        (b) Failure to make any payments as required by Section 8 of this Agreement within ten (10) days after notice of the failure to so pay is received by Licensee.

        (c) A breach of Section 23(b) or 25(f) or any representation or warranty herein or any other material provision of this Agreement which (i) is not cured within thirty (30) days after notice thereof to the breaching party, (ii) if such breach is a breach which by its natures cannot be cured within such thirty
(30) days, as soon as reasonably possible, but in all events, within sixty (60) days of such notice or (iii) occurs more than once in the same manner during any twelve (12) month period; and

        (d) If a receiver or liquidator of Licensee is appointed or if a resolution is passed or a judicial order is made for the winding up of Licensee and such appointment is not canceled or stayed or such resolution or order is not rescinded or vacated within thirty (30) days.

30. TERMINATION.

        (a) Licensor shall have the right to terminate this Agreement without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, or in law, equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "Defaults"):

        (i) In the event of a material breach which is not cured in the time period set forth in Section 29 above.

        (ii) Licensee shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, or shall have or suffer a receiver or trustee to be appointed for its business or property, or an entry of an order for relief under the bankruptcy code; or

        (iii) Subject to the provisions of Section 28, Licensee undergoes a substantial change of management or control; or

        (iv) A manufacturer approved pursuant to Section 28(c) of this Agreement shall sell Products to parties other than Licensee or engage in conduct, which conduct if engaged in by Licensee would entitle Licensor to terminate this Agreement; or

        (v) Licensee delivers or sells Products outside the Territory or sells Products to a third party who Licensee knows intends to, or who Licensee reasonably should know intends to, sell or deliver such Products outside the Territory; or

        (vi) Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make any of the statements made herein by Licensee not misleading; or

        (vii) Licensee shall breach any other agreement in effect between Licensee on the one hand and Licensor or any of its affiliates on the other, and such breach is not cured within thirty (30) days of notice of such breach.

        (b) In the event any Default occurs, Licensor shall give notice of termination of this Agreement in writing to Licensee and this Agreement shall thereupon immediately terminate, and any and all payments then or later due from Licensee hereunder (including any unpaid Royalty or Guaranteed Minimum Royalty) shall then be promptly due and payable in full. The Advertising Commitment shall survive any such termination and continue in full force and effect until fully satisfied.

        (c) Licensee may terminate this Agreement if Licensor breaches any of its material obligations, covenants or representations under this Agreement.

31. POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS.

        After the expiration or termination of the Term:

        (a) Licensee shall have no right to manufacture, offer, sell, ship, advertise, promote, distribute, use or deal with in any way the Products or Promotional and Packaging Material except as provided in subsection (c) below.

        (b) If the Term is terminated prior to its normal expiration date for any reason other than a material breach by Licensor, notwithstanding anything to the contrary herein, (i) all unpaid Royalty or Guaranteed Minimum Royalty which would be payable if the Term had continued shall nevertheless be payable in full upon the termination of the Term and (ii) the Advertising commitment shall survive such termination and continue in full force and effect until fully satisfied.

        (c) Except upon termination of the Term pursuant to Section 30 above, Licensee may dispose of all Products which are on hand or in the process of manufacture at the time notice of termination is received or upon the expiration of the then in effect Term for the Sell-Off Period set forth in Section 7(b), provided that the Royalty with respect to that period are paid and the appropriate statements are furnished for that period. During such "Sell-Off Period" Licensor may itself use or license the use of the Licensed Property and/or the Trademark(s) in any manner at any time anywhere in the world as it sees fit.

        (d) All rights granted to Licensee shall forthwith revert to Licensor which shall be free to license others to use the Licensed Property in any manner. At Licensor's request, Licensee shall cause molds and such other materials to be destroyed and provide Licensor with satisfactory evidence of their destruction. Furthermore, upon expiration or termination of the Term (including any applicable Sell-Off Period as provided for in Section 7(b) and subsection (c) above), Licensee shall, at Licensor's election and in its sole discretion, either: (i) sell all remaining Products to Licensor at Licensee's direct cost of manufacture, excluding overhead; or (ii) cause all remaining Products to be destroyed and furnish Licensor with satisfactory evidence of their destruction. Licensee shall be responsible to Licensor for any damages caused by the unauthorized use by the Licensee or by others of such molds, reproduction materials or Products which are not so turned over to Licensor, sold to Licensor or destroyed.

        (e) Licensee acknowledges that its failure to cease the manufacture, offering for sale, sale, advertising, promotion, shipment, distribution or use of the Products or the Promotional and Packaging Material at the termination or expiration of the Term will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee of Licensor. Licensee acknowledges that there is no adequate remedy at law for failure to cease such activities and, in the event of such failure, Licensor shall be entitled to injunctive or other equitable relief in addition to all other remedies Licensor may have.

32. FINAL INVENTORY UPON TERMINATION OR EXPIRATION.

        Licensee shall deliver, as soon as practicable, but not later than thirty (30) days following expiration or termination of this Agreement, a statement indicating the number and description of Products on hand or in the process of manufacturing at the end of the Term together with a description of all advertising and promotional materials relating thereto. Following expiration or termination of this Agreement, Licensee shall immediately cease any and all manufacturing of the Products. In the event this Agreement is terminated by Licensor for any reason under this Agreement, Licensee shall be deemed to have forfeited any Sell-Off Period. If Licensee has any remaining inventory of the Products following the Sell-Off Period, Licensee shall, at Licensor's option, make available such inventory to Licensor for purchase at or below cost, deliver up to Licensor for destruction said remaining inventory or furnish to Licensor an affidavit attesting to the destruction of said remaining inventory. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event that

Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right to the Sell-Off Period hereunder or any other rights to dispose of such inventory. In addition to the forfeiture, Licensor shall have recourse to all other legal remedies available to it.

33. CONFIDENTIALITY.

        (a) If either party shall provide any information that is proprietary to its business and is identified as "confidential" or "proprietary" thereon, the recipient of the information agrees not to disclose to any third-party, except its employees or agents who have a need to know, any such proprietary or confidential information received from the other. The foregoing confidentiality agreement shall not apply to (i) information that is substantially known to the receiving party or the public at the time of disclosure; (ii) information that becomes known to the public (other than through wrongful act of the receiving party) subsequent to the time of disclosure; (iii) information that is developed independently by the receiving party without reference to the confidential information; or (iv) information that the receiving party is required by law to disclose. Upon request, the receiving party shall return to the disclosing party all confidential or proprietary information received by such party (including all material developed or prepared by the receiving party based on such confidential or proprietary information).

        (b) During the Term and the sell-off period (if any), SIFK shall not offer or attempt to offer any employee or consultant of Licensee to accept employment with SIFK.

34. RELATIONSHIP OF THE PARTIES. This Agreement does not create a partnership or joint venture between the parties and Licensee shall have no power to obligate or bind Licensor.

35. AMENDMENTS. This Agreement maybe amended only in a writing signed by each of the parties. Any provision of this Agreement may be waived by the party entitled to the benefit thereof only in a writing executed by the party against whom such waiver is sought to be enforced. No waiver shall be deemed a waiver of any other provision of this Agreement, and no waiver of a breach hereunder shall be deemed a waiver of any other or subsequent breach of this Agreement. All of Licensor's rights and remedies hereunder or at law or in equity shall be cumulative and resort to one shall not be construed as a waiver of any other.

36. CAPTIONS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

37. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement shall become effective when one or more such counterparts have been signed by each party and delivered to the other party. Facsimile signatures shall have the same force and effect as original signatures.

38. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

39. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

40. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person any legal or equitable rights hereunder, other than the parties hereto or such assigns.

41. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

42. SURVIVAL OF RIGHTS. Notwithstanding anything to the contrary contained herein, any obligations which remain executory after expiration of the Term of this Agreement shall remain in full force and effect until discharged by performance and such rights as pertain thereto shall remain in full force until their expiration.

43. ACCEPTANCE BY LICENSOR. When signed by Licensee this Agreement shall be deemed an application of license and not a binding agreement unless and until accepted by Licensor by signature of a duly authorized officer thereof and the delivery of such a signed copy to Licensee. The receipt and/or deposit by Licensor of any check or other consideration given by Licensee and/or delivery of any material by Licensor to Licensee shall not be deemed an acceptance by Licensor of this application. The foregoing shall apply to any documents relating to renewals or modifications thereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       Time Inc.

                                       By:
                                           -------------------------------------
                                       Its:
                                            ------------------------------------

                                       SPORTS ILLUSTRATED FOR KIDS,
                                       a division of Time Inc.

                                       BY: /s/ TIMOTHY S. JARRELL
                                           -------------------------------------
                                       Name: Timothy S. Jarrell
                                       Title: Vice President, Publishing
                                              Director

AGREED AND ACCEPT:



Bay Area Multimedia


By: /s/  RAYMOND C. MUSCI
   -------------------------------
Name: Raymond C. Musci
Title: President

                                    EXHIBIT B

Product Development & Launch Schedule:
Mid-Development complete                    3/31/01
Alpha Stage complete                        5/31/01
Package Development Complete                6/30/O1
Beta Stage complete                         7/31/01
Gold Master (GM) Candidate                  9/30/01
Ship Product                               11/30/01

                                    EXHIBIT C

                             Advertising commitment;
                                 Q4 '00 - $[*]
                                Total '00 - $[*]

                                  Q1 '01 - $[*]
                                  Q2 '01 - $[*]
                                 Q3 'O1 - $[*]
                                 Q4 '01 - $[*]
                                 Total '01 $[*]

                                  Q1 '02 - $[*]
                                  Q2'02 - $[*]
                                 Q3 '02 - $[*]
                                 Q4 '02 - $[*]
                                 Total '02 $[*]

                                  Q1 '03 - $[*]
                                  Q2 '03 - $[*]
                                 Q3 '03 - $[*]
                                 Q4 '03 - $[*]
                                 Total '03 $[*]

                                 Q1 '04 - $[*]
                                Total '04 - $[*]

                              Grand Total - $[*]


*Confidential Portions Omitted and Filed Separately with the Commission.

                                    EXHIBIT D

                                    TIME INC.
                               QUALITY REVIEW FORM
                         (To Be Filled Out By Licensee)

Date Submitted:

Submitted For:
                    -------------------------          -------------------------
                       (Licensee's Name)                      (Trademark)

Items Submitted: (If submitting product, please include style number and description)

PLEASE CHECK THE APPROPRIATE CATEGORY AND STAGE ITEMS BELOW BASED ON THE SUBMISSION:

Category:                                          Category (select ones):
---------                                          -----------------------
[ ] Product                            OR          [ ] Marketing Materials

                                                   [ ] Packaging

                                                   [ ] Advertising

                                                   [ ] Signage

Stage:                                                         Stage:
------                                                         ------
Sketch or layout of concept                        Sketch or layout of concept
                             -------                                            -------
Pre-Production sample                              Copy
                             -------                                            -------
Final Product                                      Artwork/Photo
                             -------                                            -------
                                                   Final Layout
                             -------                                            -------
Additional Comments:



--------------------------------------------------------------------------------

                          TO BE COMPLETED BY TIME INC.

Date Received:
                 -------

Date Returned:
                 -------

         Approved                  Approved with requested changes
-------                   -------

         Needs to be resubmitted
-------

COMMENTS:

REVIEWED BY:
            ---------------------------------------------------------

                                    EXHIBIT E

 Persons who currently produce competitive Products and possess active licenses for the Property as of the date of this Agreement

NONE.